Exhibit 99.1

April 25, 2018 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the First Quarter of 2018

NORTH LIBERTY, IOWA - April 25, 2018 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the three months ended March 31, 2018.

Three months ended March 31, 2018:

•	Net Income of $13.4 million, Basic Earnings per Share of $0.16,

•	Operating Revenue of $156.7 million a year-over-year increase of 20.6%,

•	Operating Ratio of 91.7% and 90.4% Non-GAAP Adjusted Operating Ratio(1),

•	Cash balance of $105 million, a $29.6 million increase from December 31, 2017,

•	Debt-Free Balance Sheet,

•	Total Stockholders' Equity of $585.1 million and Total Assets of $823.2 million.

Heartland Express Chief Executive Officer Michael Gerdin, commented on the quarterly operating results and ongoing initiatives of the Company, "I am excited to report our results for the three months ended March 31, 2018 which are our strongest operating results delivered to date since our acquisition of Interstate Distributor Co. We delivered our lowest quarterly operating ratio (91.7% and 90.4% non-GAAP adjusted operating ratio(1)) as compared to the last two quarters following the acquisition on July 6, 2017.  Further, the month of March was our strongest month of the quarter where we delivered the lowest operating ratio in any single month since the acquisition. Our overall earnings for the first quarter include the favorable tax impacts related to the Tax Cuts and Jobs Act of 2017 (approximately $0.02 per share). We have also been diligently working on eliminating or lowering unnecessary or unproductive costs following the acquisition and we anticipate continuing to do so in the months ahead. We expect in the coming quarters, additional operational improvements and progress towards our goal of returning to an operating ratio in the low-80's. Heartland remains committed to on-time and just-in-time service for our loyal customers."

Financial Results

Heartland Express ended the first quarter of 2018 with net income of $13.4 million, compared to $14.0 million in the first quarter of 2017. Basic earnings per share were $0.16 during the quarter compared to $0.17 earnings per share in the first quarter of 2017. Operating revenues were $156.7 million, compared to $129.9 million in the first quarter of 2017, a 20.6% increase. Operating revenues for the quarter included fuel surcharge revenues of $21.5 million compared to $14.9 million in the same period of 2017, a $6.6 million increase. Operating revenues increased 17.5%, excluding the impact of fuel surcharge revenues(1), primarily due to higher miles driven following the Interstate Distributor Co. ("IDC") acquisition during the first quarter of 2018 as compared to the same period in 2017. Operating income for the three-month period decreased $6.4 million primarily due to lower gains on sale of equipment combined with the negative operating impacts from the consolidation of IDC financial results when compared to the prior period. The Company posted an operating ratio of 91.7%, adjusted operating ratio(1) of 90.4%, and an 8.5% net margin (net income as a percentage of operating revenues) in the first quarter of 2018 compared to 85.1%, 83.2%, and 10.8%, respectively in the first quarter of 2017.

Balance Sheet, Liquidity, and Capital Expenditures

At March 31, 2018, the Company had $105.0 million in cash balances and no borrowings under the Company's unsecured line of credit. The Company had $171.3 million in available borrowing capacity on the line of credit at March 31, 2018 after consideration of $3.7 million outstanding letters of credit. The

Company continues to be in compliance with associated financial covenants. The Company ended the quarter with total assets of $823.2 million and stockholders' equity of $585.1 million.

Net cash flows from operations for the first three months of 2018 were $32.2 million, 20.6% of operating revenue. The primary use of net cash generated from operations during the three month period ended March 31, 2018 was $5.9 million for net equipment transactions, $1.7 million for dividends, and $1.3 million for the repurchase of our common stock. The average age of the Company's tractor fleet was 1.5 years as of March 31, 2018 compared to 1.8 years at March 31, 2017. The average age of the Company's trailer fleet was 4.9 years at March 31, 2018 compared to 4.5 years at March 31, 2017. The Company currently anticipates a total of approximately $85 to $95 million in net capital expenditures for calendar year 2018. The Company ended the past twelve months with a return on total assets of 9.4% and a 13.4% return on equity.

The Company continues its commitment to stockholders through the payment of cash dividends and repurchases of common stock. A dividend of $0.02 per share was declared and paid during the first quarter of 2018. The Company has now paid cumulative cash dividends of $472.4 million, including three special dividends, ($2.00 in 2007, $1.00 in 2010, and $1.00 in 2012) over the past fifty-nine consecutive quarters. During the three months ended March 31, 2018, the Company purchased 71,894 shares of our common stock for $1.3 million. Our outstanding shares at March 31, 2018 were 83.2 million shares. Subsequent to March 31, 2018, we have repurchased an additional 0.9 million shares for $15.7 million. A total of 5.6 million shares of common stock have been repurchased for approximately $105.7 million over the past five years. The Company has the ability to repurchase an additional 2.3 million shares under the current authorization.

Other Information

During the first quarter of 2018, we continued to deliver award-winning service and safety to our customers, we were recognized for our partnership with a great cause, and we were honored for our commitment to diversity within our Board of Directors, as evidenced by the following awards:

•	Lowe's - Carrier of the Year (West Outbound, One-Way)

•	Quaker/Gatorade - Carrier of the Year (Central Region)

•	Wreaths Across America 2017 Honor Fleet

•	2020 Women on Boards Winning Company

Operating revenue excluding fuel surcharge revenue and adjusted operating ratio are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. These non-GAAP financial measures supplement our GAAP results. We believe that using these measures affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “seek,” “expects,” “estimates,” “anticipates,” “projects,” “believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “might,” “likely,” “will,” “should,” “would,” “could,” “potential,” “predict,” “continue,” “strategy,” “future,” “outlook,” and similar terms and phrases. In this press release, the statements relating to reducing unnecessary or unproductive costs, operational improvements, progress toward our goals, and future capital expenditures are forward-looking statements. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties, and undue reliance should not be placed on such statements. Actual events may differ materially from those set forth in, contemplated by, or underlying such statements as a result of numerous factors, including, without limitation, those specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2017. The Company assumes no obligation to update any forward-looking statements, which speak as of their respective dates.

Contact: Heartland Express, Inc. (319-626-3600)

Mike Gerdin, Chief Executive Officer
Chris Strain, Chief Financial Officer

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2018	2017
OPERATING REVENUE	$156,695	$129,903

OPERATING EXPENSES:
Salaries, wages, and benefits	$62,009	$48,979
Rent and purchased transportation	6,125	2,863
Fuel	28,940	22,702
Operations and maintenance	7,865	5,869
Operating taxes and licenses	3,952	3,292
Insurance and claims	4,224	3,779
Communications and utilities	1,870	1,098
Depreciation and amortization	25,601	22,930
Other operating expenses	6,030	5,103
Gain on disposal of property and equipment	(2,869)	(6,075)

	143,747	110,540

Operating income	12,948	19,363

Interest income	342	288
Interest expense	—	—

Income before income taxes	13,290	19,651

Federal and state income taxes	(88)	5,615

Net income	$13,378	$14,036

Earnings per share
Basic	$0.16	$0.17
Diluted	$0.16	$0.17

Weighted average shares outstanding
Basic	83,309	83,292
Diluted	83,349	83,337

Dividends declared per share	$0.02	$0.02

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	March 31,	December 31,
ASSETS	2018	2017
CURRENT ASSETS
Cash and cash equivalents	$105,019	$75,378
Trade receivables, net	61,571	64,293
Prepaid tires	11,045	10,989
Other current assets	21,923	13,782
Income tax receivable	9,691	6,393
Total current assets	209,249	170,835

PROPERTY AND EQUIPMENT	662,474	666,763
Less accumulated depreciation	223,331	223,901
	439,143	442,862
GOODWILL	132,410	132,410
OTHER INTANGIBLES, NET	16,352	17,022
DEFERRED INCOME TAXES, NET	3,237	1,737
OTHER ASSETS	22,825	24,261
	$823,216	$789,127
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$38,771	$14,366
Compensation and benefits	27,324	26,752
Insurance accruals	19,991	21,368
Other accruals	12,284	12,835
Total current liabilities	98,370	75,321
LONG-TERM LIABILITIES
Income taxes payable	6,124	8,147
Deferred income taxes, net	72,172	65,488
Insurance accruals less current portion	61,461	65,526
Total long-term liabilities	139,757	139,161
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2018 and 2017; outstanding 83,240 in 2018 and 83,303 in 2017, respectively	907	907
Additional paid-in capital	3,414	3,518
Retained earnings	705,885	694,174
Treasury stock, at cost; 7,449 in 2018 and 7,386 in 2017, respectively	(125,117)	(123,954)
	585,089	574,645
	$823,216	$789,127

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Operating revenue, operating revenue excluding fuel surcharge revenue, operating income, operating ratio, and adjusted operating ratio reconciliation (a)

	Three Months Ended March 31,
	2018	2017
	(Unaudited, in thousands)

Operating revenue	$156,695	$129,903
Less: Fuel surcharge revenue	21,530	14,881
Operating revenue, excluding fuel surcharge revenue	135,165	115,022

Operating expenses	143,747	110,540
Less: Fuel surcharge revenue	21,530	14,881
Adjusted operating expenses	122,217	95,659

Operating income	$12,948	$19,363
Operating ratio	91.7%	85.1%
Adjusted operating ratio	90.4%	83.2%

(a) Operating revenue excluding fuel surcharge revenue and adjusted operating ratio as reported in this press release are based upon operating expenses, net of fuel surcharge revenue, as a percentage of operating revenue excluding fuel surcharge revenue.